                                 April 18, 1996

Coram Healthcare Corporation
1125 Seventeenth Street, Suite 1500
Denver, Colorado 80202

          Re: Registration Statement for Offering of
          3,526,325 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,526,325 shares of Common Stock of the Company, on behalf of the Selling Stockholders. The Registration Statements includes (i) up to 2,777,778 shares of Common Stock, as adjusted, to be issued upon conversion of the Company's Convertible PIK Note; (ii) 467,297 shares of Common Stock acquired by certain Selling Stockholders in connection with the ContinueCare Settlement Agreement and the TPN Settlement Agreement; and
(iii) 281,250 shares of Common Stock issuable upon exercise of warrants issued pursuant to the TPN Settlement Agreement. Capitalized terms no otherwise defined herein have the meanings contained in the Registration Statement.

     We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of agreements referenced above, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ BROBECK, PHLEGER & HARRISON LLP

                                            BROBECK, PHLEGER & HARRISON LLP

SAN FRANCISCO PALO ALTO LOS ANGELES ORANGE COUNTY SAN DIEGO NEW YORK AUSTIN DENVER LONDON*
                  *BROBECK HALE AND DORR INTERNATIONAL OFFICE